                                                                      EXHIBIT 12
             INTEGRATED ELECTRICAL SERVICES, INC. AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES
                           (IN THOUSANDS OF DOLLARS)
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
                                                                                           Year Ended September 30,
                                  Year Ended          Nine Months Ended      ------------------------------------------------------
                               December 31, 1996      September 30, 1997       1997            1998           1999           2000
                               -----------------      ------------------     --------        --------       --------       --------
CONSOLIDATED
Earnings:
   Income before income
       taxes . . . . . . . . .       $6,136                $6,143              $7,298         $12,638        $83,455        $42,799
   Fixed charges . . . . . . .          223                   251                 283           2,486         14,772         25,925
                                     ------                ------              ------         -------        -------        -------
                                     $6,359                $6,394              $7,581         $15,124        $98,227        $68,724
                                     ======                ======              ======         =======        =======        =======

Fixed Charges:
   Interest expense . . . . .        $  171                $  164              $  214         $ 1,161        $13,145        $23,230
   Portion of rental cost
     representing interest . .           52                    87                  69           1,325          1,627          2,695
                                     ------                ------              ------         -------        -------        -------
                                     $  223                $  251              $  283         $ 2,486        $14,772        $25,925
                                     ======                ======              ======         =======        =======        =======

Ratio of earnings to fixed
   charges. . . . . . . . . .          28.5x                 25.5x               26.8x            6.1x           6.6x           2.7x
                                     ======                ======              ======         =======        =======        =======
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



                                        SIX MONTHS ENDED
                                             MARCH 31
                                  -------------------------------
                                      2000                 2001
                                   ---------            ---------
CONSOLIDATED
Earnings:
   Income before income
       taxes . . . . . . . . .      $ 5,316               $28,294
   Fixed charges . . . . . . .       12,675                14,026
                                     ------                ------
                                    $17,991               $42,320
                                     ======                ======

Fixed Charges:
   Interest expense . . . . .      $ 11,395              $ 12,494
   Portion of rental cost
     representing interest . .        1,280                 1,532
                                     ------                ------
                                   $ 12,675              $ 14,026
                                     ======                ======

Ratio of earnings to fixed
   charges. . . . . . . . . .           1.4x                  3.0x
                                     ======                ======
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